Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CST Brands, Inc.:

We consent to the use of our report with respect to the combined balance sheets of CST Brands, Inc. as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, changes in net investment, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

San Antonio, Texas

May 3, 2013